EXHIBIT 10.15

SECOND AMENDMENT TO LEASE

     THIS SECOND AMENDMENT TO LEASE (this “AMENDMENT”) is entered into as of the 10th day of June, 2004, by and between ProLogis (successor-in-interest to APT-Cabot Texas, Inc., a Delaware corporation, as successor-in-interest to Centre Development Co., a Texas corporation) (the “Landlord”) and Sport Supply Group, Inc., a Delaware corporation (the “Tenant”).

WITNESSETH:

     WHEREAS, Landlord and Tenant have entered into a Lease, dated as of the 25th day of April, 1994, as amended by the First Amendment to Industrial Lease Agreement dated as of the 8th day of July, 1994, pursuant to which Landlord leased to Tenant certain premises located at 13700 Benchmark Drive, Farmers Branch, Texas, containing approximately 180,841 square feet of space (such Lease, as heretofore and thereafter modified, being herein referred to as the “Lease”).

     WHEREAS, Landlord and Tenant desire to extend the Term of the Lease on the terms and conditions set forth below:

     NOW THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant agree as follows:

1.	The Term of the Lease is hereby extended so that the expiration date of the Lease shall be December 31, 2007 (the “Extension Period”).

2.	Effective February 1, 2005 and continuing through the Extension Period, the monthly Basic Rental due and payable by Tenant in accordance with the terms of the Lease shall be as follows:

02/01/05-3/31/05:	$0.00 *
04/01/05-12/31/07:	$45,210.25 per month ($3.00 p.s.f./annum)

*	Tenant will continue to pay any and all Additional Rent during the free rent period (February 1, 2005 – March 31, 2005) in accordance with the provisions of the Lease, except as otherwise provided for herein.

3.	Tenant shall be responsible for the payment of Additional Rent in accordance with the provisions of the Lease. The parties hereby acknowledge and agree that Additional Rent shall include, but not be limited to, certain operating expenses as described herein, and Tenant shall be responsible for its pro rata share thereof. Further, the parties acknowledge that such operating expenses are estimates only and Landlord makes no guaranty that such estimates are accurate. Landlord shall provide Tenant within 90 days following the final day of the calendar year Landlord’s itemized year-end common area maintenance reconciliation reports which reference and include the operating expenses for such year. If Tenant’s total payments of such operating expenses for any year are less than Tenant’s pro rata share of actual operating expenses for such year, then Tenant shall pay the difference to Landlord within 30 days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments or, if no further payments are due, refund such excess to Tenant within 30 days after the expiration or termination of the Lease.

4.	Tenant may make certain tenant improvements to the Premises (“Tenant Improvements”) subject to Landlord’s approval of the plans and specifications related thereto, such approval not to be unreasonably withheld or delayed. Upon surrender of the Premises, all Tenant Improvements shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s approval to any Tenant Improvements. Tenant shall repair any damage caused by such removal.

Landlord shall contribute up to a maximum amount of $70,000 (the “TI Allowance”) toward those certain Tenant Improvements which shall remain as Landlord’s property upon surrender of the Premises, which such payment shall be made by Landlord to Tenant within 45 days following (i) completion of the Tenant Improvements, (ii) Landlord’s receipt of Tenant’s invoice substantiating the costs related thereto, (iii) Landlord’s receipt of final lien waivers from all contractors and subcontractors who did work on the Tenant Improvements, and (iv) Landlord’s receipt of a copy of the final permit approved by the applicable governing authority to the extent required for such Tenant Improvements. Landlord shall be under no obligation to pay for such Tenant Improvements to the Premises in excess of the TI Allowance. Further, such TI Allowance shall only be available for Tenant’s use through December 31, 2004, and Tenant hereby waives any and all rights to any unused portion of the TI Allowance remaining as of January 1, 2005.

5.	Insofar as the specific terms and provisions of this Amendment purport to amend or modify or are in conflict with the specific terms, provisions and exhibits of the Lease, the terms and provisions of this Amendment shall govern and control; in all other respects. The terms, provisions and exhibits of the Lease shall remain unmodified and in full force and effect.

6.	Tenant warrants that it has had no dealings with any broker or agent, other than Kurt Griffin, Cushman & Wakefield (“CW”), in connection with this Amendment, and covenants to pay, hold harmless and indemnify Landlord from and against any and all costs, expenses of liability for any compensation, commissions, and charges claimed by any other broker or agent, with respect to this Amendment or the negotiation thereof claiming by, through or under Tenant. Landlord shall pay CW a commission in accordance with a separate agreement between Landlord and CW.

7.	Any obligation or liability whatsoever of ProLogis which may arise at any time under the Lease or this Amendment or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction or undertaking contemplated hereby, shall not be personally binding upon, nor shall resort for the enforcement thereof be had to the property of its trustees, directors, shareholders, officers, employees, or agents regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

8.	In Section 24 of the Lease, the words “including negligence of the parties hereto, their agents, partners, directors, officers and employees” are hereby modified to read “INCLUDING NEGLIGENCE HEREUNDER OF THE PARTIES HERETO, THEIR AGENTS, PARTNERS, DIRECTORS, OFFICERS AND EMPLOYEES.

THIS SECTION RELEASES A PARTY FROM THE CONSEQUENCES OF ITS OWN NEGLIGENCE AS THE SAME RELATES TO SUCH CAUSES WHICH COULD BE INSURED AGAINST UNDER SUCH INSURANCE POLICIES”.

9.	In Section 26 of the Lease, the reference to “C. David Zoba” shall be replaced by a reference to “Real Estate Section Head”.

          IN WITNESS WHEREOF, the parties hereto have signed this SECOND AMENDMENT TO LEASE as of the day and year first above written.

TENANT:	LANDLORD:

Sport Supply Group, Inc.	ProLogis, a Maryland real estate investment trust
a Delaware Corporation

By: /s/ T. M. BABILLA	By: /s/ ERIC D. BROWN

Its: COO	Its: Senior Vice President